EXHIBIT 99.1

FOR IMMEDIATE RELEASE                 CONTACT:  Tammy Nystuen (763) 551-7496
                                                Select Comfort Corporation
                                                tamara.nystuen@selectcomfort.com


                            SELECT COMFORT NAMES NEW
                   SENIOR VICE PRESIDENT, GLOBAL SUPPLY CHAIN
            Greg Kliner Announces His Retirement From Select Comfort

MINNEAPOLIS - (March 15, 2005) - Select Comfort Corporation (NASDAQ: SCSS), the nation's leading bed retailer and creator of the Sleep Number(R) bed, today announced the appointment of Kathryn Roedel to the position of senior vice president, global supply chain, effective April 4. Roedel will replace Greg Kliner, senior vice president of operations, who will retire from Select Comfort after an orderly transition.
        Roedel joins Select Comfort after a 22-year career with General Electric, where she most recently served as general manager, global supply chain strategy for GE Healthcare Technologies. In this capacity, she led the development of a three-year supply chain strategy for all operations across Asia, Europe and the Americas. Prior to that, Roedel was general manager for global quality and Six Sigma for GE Healthcare Technologies. She has worked in two of GE's businesses including GE Healthcare and GE Information Services and has a broad background in manufacturing and service operations, sourcing and process reengineering.
        "As a fast-growing company that's moving toward $1 billion in sales, Kathryn's expertise will be invaluable in helping Select Comfort's talented operations team to continue advancing the scalable processes and systems we need to manage growth in an ever-changing and dynamic environment," said Bill McLaughlin, chairman and CEO, Select Comfort. "We are fortunate to have Kathryn join our team, and we look forward to her leadership through this next exciting phase of business transformation."
        Roedel will replace Greg Kliner, who joined Select Comfort in 1995 as senior vice president of operations. During his tenure with the company, Kliner was instrumental in helping Select Comfort implement a number of key initiatives, including the opening of its two manufacturing plants in Utah and South Carolina; implementation of the company's highly developed supply chain strategy and cost-saving inventory control processes, giving Select Comfort an enviable competitive advantage as part of its differentiated business model; and

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the creation and launch of the company's home delivery and service business, which grew to deliver more than 43 percent of all beds sold by the company in 2004.
        "Greg joined Select Comfort after a distinguished career leading operations at Toro, and prior to that at Gillette, where he held various management positions responsible for operations, manufacturing, materials, production planning and industrial engineering," McLaughlin said. "His contributions to Select Comfort were far-reaching and significant. We will miss his wise counsel on our senior management team, and we wish him the best in his well-earned retirement."

ABOUT SELECT COMFORT
Founded in 1987, Select Comfort Corporation is the nation's leading bed retailer(1), holding 32 U.S. issued or pending patents for its personalized sleep products. The company designs, manufactures and markets a line of adjustable-firmness mattresses featuring air-chamber technology, branded the Sleep Number(R) bed, as well as foundations and sleep accessories. Select Comfort's products are sold through its 367 retail stores located nationwide, including leased departments in Bed Bath & Beyond stores; through selected bedding retailers; through its national direct marketing operations; and on the Internet at www.selectcomfort.com.

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(1)     Top 25 Bedding Retailers, Furniture Today, May 24, 2004


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